Exhibit 4.1

STATE OF DELAWARE

CERTIFICATE NO.	NUMBER OF SHARES

JPMORGAN CHASE & CO.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

Authorized        Shares of

5.75% Non-Cumulative Preferred Stock, Series DD, Par Value $1.00 Per Share

This certifies that Computershare Inc, as Depositary, is the owner of            shares of 5.75% Non-Cumulative Preferred Stock, Series DD, par value $1.00 per share, of JPMorgan Chase & Co., a Delaware corporation (the “Corporation”), fully paid and non-assessable, transferable only upon the books of the Corporation, in person or by attorney, upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this                day of                ,    .

The Corporation will furnish, without charge to each stockholder who so requests, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

FOR VALUE RECEIVED,                                                           does hereby sell, assign and transfer unto                                                           (                ) Shares represented by within Certificate, and does hereby irrevocably constitute and appoint                                                           as its attorney to transfer such Shares on the books and records of the Corporation with full power of substitution in the premises.

Dated:                             , 20__.

In presence of:	Stockholder:

Name:	Name:

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